UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 13, 2011
(Date of earliest event reported)

VISTA INTERNATIONAL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

88 Inverness Circle East, N-103, Englewood, Colorado 80112
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 690-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

References in this document to “Vista,” “we,” “us,” “our,” or the “Company” refer to Vista International Technologies, Inc.

Item 1.01.  Entry into a Material Definitive Agreement

On December 13, 2011, the Company consummated a Securities Purchase Agreement (“the Agreement”) with Asher Enterprises, Inc (‘the Purchaser”).  Pursuant to the Agreement, the Company issued an 8% convertible note (“the Note”) in the principal amount of $42,500, to the Purchaser.  The Note is described in more detail in Item 2.03 “Creation of a Direct Financial Obligation” below. The net proceeds to the Company in this transaction were $40,000, which was net of Purchaser expenses of $2,500.  In addition, the Agreement provides the Purchaser with a 72 hour Right of First Refusal (“Right”) to purchase securities offered in future offerings on the same terms as the future offering.  This Right also prohibits the Company from conducting any equity financing in the twelve month period following the closing date, with limited exceptions for conversion of options, underwritten public offerings, merger transactions, and refinancing of existing debt.  The Agreement also specifies that 19,495,413 shares of the Company’s common stock be reserved for issuance upon conversion of the Note.

Item 2.03. Creation of a Direct Financial Obligation

On December13, 2011, the Company issued a $42,500 8% Convertible Promissory Note (“the Note”) with a maturity date of September 8, 2012 to Asher Enterprises, Inc. (‘the Holder”) pursuant to a Securities Purchase Agreement which is described above under Item 1.01 “Entry into a Material Definitive Agreement”.  The principal plus interest under the Note are payable upon the maturity date. The Note includes significant covenants which restrict the Company from additional issuances and repurchases of its common stock, additional borrowing, sales of Company assets and advances and loans, except with the written consent of the Holder.

The Holder has the right to exercise its conversion rights under this Note at any time through the maturity date.  The Note is convertible into shares of common stock of the Company at the per share rate of 58% of the market price of the Company’s common stock. The Note defines the market price as the average of the lowest three trading prices during the ten day period ending on the last trading date prior to the conversion date.  The Note may not be prepaid, except for an optional prepayment of 150% of the outstanding principal and interest upon proper notice.

Forward Looking Statements Warning

This filing may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

The information contained in this filing is a statement of Vista’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Vista’s assumptions. Vista may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Vista’s assumptions or otherwise. The cautionary statements contained or referred to in this filing should be considered in connection with any subsequent written or oral forward-looking statements that Vista or persons acting on its behalf may issue. This filing may include analysts’ estimates and other information prepared by third parties for which Vista assumes no responsibility.

Vista undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this filing, Vista does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VISTA INTERNATIONAL TECHNOLOGIES, INC.

Dated: December 19, 2011	By:	/s/ Bradley A. Ripps
Bradley A. Ripps, Interim Chief Executive Officer